Exhibit (a)(5)(H)





For immediate release:                                         Media Contact:
April 8, 2008                                                  Shreya Jani
                                                               (212) 733-4889

                                                               Investor Contact:
                                                               Jennifer Davis
                                                               (212) 733-0717


               PFIZER EXTENDS SUBSEQUENT OFFERING PERIOD OF TENDER
                  OFFER FOR SHARES OF ENCYSIVE PHARMACEUTICALS

NEW YORK, April 8 -- Pfizer Inc (NYSE: PFE) announced today that Explorer Acquisition Corp., a wholly-owned subsidiary of Pfizer, has extended the subsequent offering period of its tender offer for all of the outstanding shares of common stock of Encysive Pharmaceuticals Inc. (NASDAQ: ENCY) to 5:00 p.m., New York City time, on April 14, 2008. Pursuant to the tender offer, Explorer Acquisition Corp. is offering to purchase shares of Encysive at a purchase price of $2.35 per share, net to the seller in cash, without interest thereon and less any required withholding taxes.

The subsequent offering period had been previously scheduled to expire at 5:00 p.m., New York City time, on April 7, 2008. According to the depositary for the offer, a total of 67,435,726 shares (representing approximately 83.3% of the outstanding shares), had been tendered prior to such time.

Georgeson is the Information Agent for the tender offer. For questions and information about the tender offer and subsequent offering period, please call Georgeson at (212) 440-9800 (banks and brokerage firms) or toll-free at (800) 546-8249 (stockholders and all others).

ADDITIONAL INFORMATION
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer has been made pursuant to a tender offer statement and related materials. The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by Pfizer with the Securities and Exchange Commission (the "SEC") and the solicitation/recommendation statement filed by


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Encysive with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The offer to purchase and related materials as well as the solicitation/recommendation statement may be obtained by Encysive stockholders at no charge by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, or by calling toll-free at (800) 546-8249, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.

                                    # # # # #

DISCLOSURE NOTICE: The information contained in this press release is as of April 8, 2008. Except as required by law, Pfizer assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. Pfizer cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the merger following the tender offer may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A further list and description of risks and uncertainties can be found in Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its subsequently filed reports on Form 8-K.